Exhibit 10(d)


                                April 9, 2003

Mr. Ronald T. LeMay
1025 West 54th Street
Kansas City, MO 64112


Dear Ron:

     As we have discussed, I am appreciative of your willingness to provide consulting services to the Company and I look forward to being able to call upon you during the next year. This letter sets forth the terms and conditions on which we have agreed that you will provide such consulting services. Unless otherwise defined herein, capitalized terms will have the meanings accorded such terms in the Separation Agreement dated as of April 9, 2003 among Sprint Corporation, Sprint/United Management Company and you (the "Separation Agreement").

     1. You agree to provide consulting services to the Company as reasonably requested by Sprint's Chief Executive Officer during the 12-month period beginning on the Effective Date (the "Consulting Period").

     2. In consideration of such agreement, during the Consulting Period the Company shall pay to you a monthly consulting fee of $190,400, payable in arrears and shall make available to you Office Support. You will perform such consulting services as an independent contractor and shall be responsible for paying all required withholdings and taxes in respect of such consulting fees.

     The Company's obligations hereunder shall terminate in the event that during the Consulting Period you breach any of the Restrictive Covenants or engage in any Restricted Activity.

     3. You agree to observe the Restrictive Covenants during the Consulting Period and to use reasonable efforts to cause your associates and agents to comply with confidentiality provisions consistent with those contained in
Section 4(a) of the Separation Agreement.

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     4. All  disputes,  claims or  controversies  arising under or in connection with this Letter  Agreement  shall be resolved in the same manner as provided in
Section 7 or 11, as the case may be, of the Separation Agreement.

     Please indicate your acceptance of the foregoing terms and conditions by executing both copies of this Letter Agreement in the space indicated below and return one copy to the undersigned, retaining the other copy for your records.



Agreed: /s/ Ronald T. LeMay
            Ronald T. LeMay
                                            Sprint Corporation


                                            By:  /s/ Gary D. Forsee
                                                 Name:  Gary D. Forsee
                                                 Title:  Chief Executive Officer

                                            Sprint/United Management Company


                                            By:  /s/ Claudia S. Toussaint
                                                 Name:  Claudia S. Toussaint
                                                 Title:  Vice President - Law






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                              SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT (this "Agreement"), dated as of April 9, 2003 (the "Effective Date"), by and among SPRINT CORPORATION, a Kansas corporation ("Sprint"), SPRINT/UNITED MANAGEMENT COMPANY, a Kansas corporation and subsidiary of Sprint ("SUMC") (Sprint, SUMC and the subsidiaries of Sprint are collectively referred to herein as the "Company"), and RONALD T. LeMAY (the "Executive"). Certain capitalized terms used herein are defined in Section 8 of this Agreement.

                                    Recitals

     WHEREAS, the Company and Executive have previously entered into an Employment Agreement dated as of February 26, 2001 (the "Prior Agreement");

     WHEREAS, Executive has been serving as the President and Chief Operating Officer of Sprint and a member of its Board of Directors (the "Board");

     WHEREAS, the Company and Executive have agreed as hereinafter set forth with respect to Executive's resignation of employment with the Company and from the Board;

     WHEREAS, in furtherance of the foregoing, the Company and Executive have determined that this Agreement shall supersede and replace the Prior Agreement in all respects;

     WHEREAS, the Company and Executive have agreed as set forth herein with respect to his compensation in connection with his resignations;

     WHEREAS, in consideration for the respective benefits to be received by the parties under this Agreement, (i) Executive desires to release the Company from certain current and potential liabilities, and (ii) the Company desires to release Executive from certain current and potential liabilities, all as set forth herein;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration are mutually acknowledged by the parties, the parties hereby agree as follows:

      1. RESIGNATIONS.

     Executive hereby resigns as an employee and officer of the Company and as a member of the Board, in each case effective as of the Effective Date. Executive further agrees to execute all documents that are reasonably necessary to

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implement  such  resignations,  provided that all such  documents are consistent with the terms and conditions of this Agreement and do not impose any greater duties or obligations on Executive than those contemplated by this Agreement.

      2. SEPARATION BENEFITS

     In consideration of Executive's agreements hereunder, the Company further agrees to make the payments and provide the benefits set forth in this Section 2 (the "Separation Benefits"). Except as expressly provided herein, the Separation Benefits supersede and replace any and all benefits to which Executive might otherwise be or become entitled under the Company's compensation and employee benefit plans (including severance plans and arrangements) and the Prior Agreement, other than benefit plans subject to Section 401(a) of the Code. Executive's rights with respect to any compensation previously deferred by him shall be governed by the terms and conditions of any such deferral and neither Executive's termination of employment nor anything provided in this Agreement shall cause a forfeiture of Executive's rights to such deferred compensation.

     (a) Accrued Obligations. Within ten business days after the Effective Date, the Company will pay Executive's accrued and unpaid base salary and accrued and unused vacation days, all through the Effective Date (subject to applicable withholdings). In addition, in accordance with the Company's policies and procedures, the Company shall promptly reimburse Executive for eligible business expenses incurred by him on or before the Effective Date.

     (b) Compensation Continuation; Pro-Rata Bonus. (i) The Company will pay Executive for the eighteen month period commencing on the Effective Date (the "Payment Period") compensation continuation payable in eighteen equal monthly installments of $190,400, commencing on the last day of the month in which the Effective Date occurs in accordance with the normal payroll practices of the Company ("Continuation Benefits"); provided that if the Effective Date is other than the first day of a month, the first installment shall be pro-rated and the Company shall make a 19th pro-rated installment.

          (ii) Executive shall be entitled to a bonus for 2003 under the Short-Term Incentive Plan of $322,500, payable in a lump sum at the time bonuses for 2003 are otherwise payable under the Short-Term Incentive Plan.

     (c) Stock Options. The Options granted to Executive pursuant to Section 2(b) of the Prior Agreement shall become immediately exercisable on the Effective Date. All other Options held by Executive on the Effective Date shall continue to vest during the Payment Period. Subject to the provisions of this
Section 2(c), all Options shall be governed following the Effective Date pursuant to the terms thereof and the applicable plan pursuant to which such Options were

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granted. For the avoidance of doubt but subject to Section 2(h)(i), for purposes of computing the post-employment exercise period of the Options the last day of the Payment Period shall be deemed Executive's employment termination date.

     (d) Retirement Benefits. (i) Executive's benefit under the Retirement Plan shall be calculated deeming the Payment Period to constitute credited service and treating the Continuation Benefits payable under Section 2(b) as "Covered Compensation", for all purposes under the Retirement Plan.

          (ii) Executive may elect to begin payment of benefits under the Retirement Plan at any time after the Effective Date, giving effect to the deemed credited service and Covered Compensation provisions of Section 2(d)(i) above, without any further actuarial reduction to reflect payments commencing prior to the end of the Payment Period.

          (iii) In the event that Section 2(h)(i)(y) is triggered by reason of Executive's breaching any Restrictive Covenant, the Retirement Plan benefits then remaining payable to Executive shall be reduced to the extent necessary to effectuate such provision. The determination of such reduction shall be performed by the Company's pension actuaries at the time of such calculation, using the actuarial assumptions contained in the Company's tax-qualified defined benefit pension plan, and shall be binding on the parties hereto.

     (e) Key Management Benefit Plan. Executive shall be entitled to participate in the KMBP on the terms thereof, deeming the Payment Period to constitute credited service and treating the Continuation Benefits as covered compensation for KMBP purposes. Executive will be eligible for early retirement under the KMBP at the end of the Payment Period.

     (f) Certain Welfare Benefits. During the Payment Period, the Company shall continue to provide on the same basis the medical, dental and life insurance benefits that Executive was receiving or was entitled to receive as of the Effective Date; provided, however, that if Executive becomes employed on a full-time basis during the Payment Period, Executive's entitlement to benefit continuation under this Section 2(f) shall immediately cease, subject to Executive's rights to COBRA continuation coverage under the Company's welfare benefit plans by paying the applicable premium therefor.

     (g) Certain Perquisites. (i) During the Payment Period, Executive shall be entitled to receive all perquisites that Executive was entitled to receive on the Effective Date (including automobile allowance, communications services and all miscellaneous services other than country club membership dues and accrual of vacation).

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          (ii) During the Payment Period, the Company will provide out placement counseling by a firm selected by the Company, which payments shall cease upon the earlier of (x) Executive's becoming re-employed and (y) the end of the Payment Period.

          (iii) The Company shall provide Executive with Office Support for the six-month period beginning on the 365th day following the Effective Date; provided, however, that if Executive becomes employed on a full- time basis during the Payment Period, Executive's right to Office Support shall immediately cease.

     (h) Benefits to Cease upon Breach of Restrictive Covenants or Engaging in Restricted Activities. In all events, (i) if Executive breaches any of the Restrictive Covenants then, notwithstanding anything herein to the contrary, (x) Executive shall immediately cease to have any rights to: (A) the Continuation Benefits; (B) the Options granted to Executive pursuant to Section 2(b) of the Prior Agreement and all other Options not vested on the Effective Date shall immediately terminate and be cancelled; and (C) the benefits to be provided or paid to Executive, as the case may be, under Sections 2(f) (except with respect to COBRA continuation coverage) and (g) hereof and (y) Executive's benefit under the Retirement Plan will be reduced to recapture the benefit provided to Executive under Section 2(d)(ii) (for the avoidance of doubt, such recaptured benefit means the absence of any further actuarial reduction in connection with the commencement of Pension Plan benefits prior to the end of the Payment Period and does not mean (x) benefits accrued under the Retirement Plan through the Effective Date, (y) Executive's Mid-Career Pension Enhancement and (z) the credits accorded under Section 2(d)(i)); and (ii) Executive's right to receive the Separation Benefits, other than the Separation Benefits set forth in Sections 2(c), (d) and (e) above, shall immediately cease if Executive engages in any Restricted Activity; provided that prior to any such cessation under (i) or (ii) above of any Separation Benefits there shall have been delivered to Executive a written notice from the Board of its intent to cease payment or provision of such Separation Benefits accompanied by a written statement setting forth in reasonable detail the grounds for such cessation, together with an opportunity for Executive, with Executive's counsel, to be heard before the Board in response to such notice and statement. In all cases, the Company's rights under Section 7(a) shall continue.

     (i) The Company shall reimburse Executive for reasonable legal and other professional fees and expenses incurred by him in connection with the negotiation and execution of this Agreement in an aggregate amount not to exceed $150,000.

     (j) Other Provisions Regarding Payments and Benefits. (i) Executive shall be under no obligation to seek other employment and, except as expressly provided herein, there shall be no offset against amounts due Executive under this

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Agreement  on  account  of  any  remuneration  attributable  to  any  subsequent employment that he may obtain.

          (ii) If, for any period during which Executive is entitled to continued benefits under this Section 2, the Company reasonably determines that Executive cannot participate in any Company sponsored welfare benefit plan because he is not actively performing services for the Company, then, in lieu of providing benefits under such plan the Company shall provide comparable benefits or the cash equivalent of the cost thereof (increased, on a fully tax-adjusted basis, by the amount of all incremental employment and income taxes incurred by Executive and Executive's dependents as the case may be) to Executive and, if applicable, Executive's dependents through other arrangements.

      3. RELEASE AND WAIVER OF CLAIMS.

          (a) In exchange for this Agreement, Executive (on behalf of Executive and anyone claiming through or on behalf of Executive), releases the Company and each of the Company's subsidiaries and other Affiliates (as the term "Affiliates" is defined by Rule 12b-2 under the Exchange Act), its and their successors and assigns, and all of their past and present employees, officers, directors and stockholders (the "Company Group"), and their agents and attorneys from any and all claims and potential claims, whether known or unknown and whether or not matured or contingent, demands and causes of action Executive has or may have had against any of them arising out of, related to or concerning Executive's service or employment with the Company and the termination thereof, including claims not currently known to or contemplated by the parties, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands and causes of action which are related to or concern: the Prior Agreement; service as a director or officer of the Company; Executive's acquisition or ownership of Company securities or options thereon; Executive's employment and the prospective termination thereof as contemplated hereby; Tax Liabilities; attorneys' fees or costs; discrimination under local, state or federal law; the Missouri Service Letter Statute; the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; severance pay; tort claims including invasion of privacy, defamation, fraud and infliction of emotional distress; disputed wage claims; and all other claims, demands, and causes of action, whether they arise in the United States of America or elsewhere, to the maximum extent permitted by law. This release does not apply to (i) any rights or benefits as set forth in this Agreement, (ii) any rights to indemnification to which Executive is

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     entitled under the Company's  Certificate  of  Incorporation,  Bylaws,  the
     Indemnification Agreement or any other applicable agreement now in effect relating to directors' and officers' liability or (iii) any claims Executive may have against any parties other than the Company Group related to or arising out of any Tax Liabilities, tax planning, tax preparation or any personal financial advice.

          (b) In exchange for this Agreement, the Company (on behalf of the Company and the Company's subsidiaries and other Affiliates, their successors and assigns and anyone claiming through or on behalf of the Company or any of the Company's subsidiaries or other Affiliates, their successors and assigns) releases Executive, Executive's heirs, executors, personal representatives, attorneys, agents, successors and assigns, from any and all claims and potential claims, known or unknown and whether or not matured or contingent, demands and causes of action which they have or may have had against Executive or them arising out of, related to or concerning Executive's service or employment with the Company and the termination thereof, including claims, demands and causes of action not currently known or contemplated by the parties, in each case, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands and causes of action which are related to or concern: Executive's service as a director or officer of the Company; Executive's acquisition or ownership of the Company's securities or options thereon; the Prior Agreement; and Executive's employment and the prospective termination thereof as contemplated hereby, except that this Release does not release Executive from the obligation to comply with Executive's other obligations under this Agreement. This release does not apply to any claim, right or cause of action that is (i) asserted in, relates to or arises from the subject matter at issue in, the derivative action styled Amalgamated Bank v. LeMay, et al., No. 00-CV- 230077 (such subject matter, the "Issues") or (ii) related to any Tax Liabilities, all of which claims, rights or causes of action are expressly preserved.

      4. EXECUTIVE COVENANTS

          (a) Proprietary Information. Executive acknowledges that during the course of his employment he has learned or developed Proprietary Information. Executive further acknowledges that unauthorized disclosure or use of such Proprietary Information will cause the Company irreparable harm. Except as otherwise required by the Company, Executive shall not at any time following the date hereof directly or indirectly, disclose, publish, communicate, or use on his behalf or another's behalf any Proprietary Information. If Executive has any

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     questions about whether particular  information is Proprietary  Information he shall consult with the Company's General Counsel.

          (b) Inducement of Employees, Customers and Others. During the Restricted Period, Executive may not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer business to any Competitor, and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Competitor.

          (c) No Adverse Actions. During the Restricted Period, Executive shall not, without the prior written consent of the Company, in any manner, solicit, request, advise, or assist any other person or entity to (i) undertake any action that would be reasonably likely to, or is intended to, result in a change in control of the Company or (ii) seek to control in any material manner the Board.

          (d) Return of Property. Executive shall, within five business days following his Effective Date, return to the Company all property of the Company in his possession, including all notes, reports, sketches, plans, published memoranda or other documents, whether in hard copy or in electronic form, created, developed, generated, received, or held by Executive during his employment, concerning or related to the Company's business, whether containing or relating to Proprietary Information or not. Executive shall not remove, by e- mail, by removal of computer discs or hard drives, or by other means, any of the above property containing Proprietary Information, or reproductions or copies thereof, or any apparatus from the Company's premises without the Company's written consent.

          (e) Mutual Nondisparagement. Executive agrees to refrain from making at any time after the date hereof any statements about the Company or its officers or directors that would disparage or reflect unfavorably upon the image or reputation of the Company or any such officer or director. The Company agrees to refrain from making at any time after the date hereof any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of the Executive. Notwithstanding the foregoing, (i) no statement made by either party in the context of any legal proceeding or relating to the Issues shall be deemed to violate the provisions of this Section 4(e) and (ii) subject to (i), all communications relating to the termination of Executive's

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     employment  with the Company shall be consistent  with the draft  statement previously provided to Executive by the Company.

          (f) Assistance with Claims. Executive agrees that, consistent with Executive's business and personal affairs, he will assist the Company in the defense of any claims or potential claims that are pending or may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding") and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive's services provided under this Agreement. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys' fees and shall pay a reasonable per diem fee of $3,980 for Executive's services.

          (g) Tax Considerations. Executive acknowledges that no representations have been made to him by the Company or its Affiliates or their agents or legal counsel regarding the tax implications of any payments made pursuant to this Agreement. All liability for Executive's share of federal, state, and local taxes (including FICA) remains with Executive, unless otherwise agreed to in writing by the Company, and the Company shall deduct withholdings in the minimum amount required under applicable tax laws, rules or regulations from the consideration payable under this Agreement.

          (h) Limitation to Restricted Activities and Restricted Covenants. The provisions of this Agreement regarding Restricted Activities and Restrictive Covenants shall supersede and control over all covenants, restrictions and other limitations (and the remedies for a violation thereof), under any plan, program or policy of the Company in which Executive is a participant or any grant, award or agreement between the Company and Executive, on Executive's activity after the Effective Date (including, without limitation, noncompetition covenants and covenants of a nature set forth in Section 4(a) though Section 4(f) hereof).

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      5. NO ADMISSION OF WRONGDOING.

     This Agreement is not an admission of wrongdoing or liability by Executive, the Company, or any of the individuals or entities referenced in Section 3, above and any and all such wrongdoing or liability is expressly denied. Further, neither the existence of this Agreement nor the terms and conditions hereof should be deemed or construed as a conclusion that Executive has engaged in any wrongdoing.

      6. LATE PAYMENTS

     If the Company fails to pay any amounts due to Executive under this Agreement as they come due, the Company agrees to pay interest on such amounts at the Applicable Federal Rate plus two (2%) percent per annum.

      7. ENFORCEMENT AND REMEDIES

          (a) Equitable Remedies. Executive acknowledges that the Company would be irreparably injured by a violation of any of the covenants contained in Sections 4(a), (b), (c), (e) and (f) (the "Restrictive Covenants") and he agrees that the Company, in addition to any other remedies available to it for any such breach or threatened breach, shall be entitled to a preliminary or permanent injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of any of the Restrictive Covenants. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

          (b) Resolution of Disputes. Section 11 notwithstanding, all disputes, claims, or controversies arising under or in connection with this Agreement, other than those contemplated by Section 7(a) above, shall be settled exclusively by binding arbitration pursuant to the Federal Arbitration Act administered by JAMS/Endispute in the greater Kansas City area in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes, except that the parties agree that the arbitrator is not authorized or empowered to impose punitive damages on either of the parties. If it is determined that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the arbitrator shall have the authority to modify the provision or term to the minimum extent required to permit enforcement. In the event of such an arbitration proceeding, the Administrator of JAMS/Endispute will appoint the arbitrator.

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          (c) Attorney Fees. If either party seeks to enforce this Agreement and prevails on the merits, the losing party agrees to pay to the prevailing party all reasonable legal fees and expenses incurred by the prevailing party in seeking such enforcement. Such payments shall be made within five days after the prevailing party's request for payment accompanied by such evidence of fees and expenses incurred as the losing party reasonably may require.

      8. DEFINITIONS

     As used in the Agreement, the following terms shall have the meanings set forth below.

     "Affiliate" has the meaning accorded such term in Section 3.

     "Agreement" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Applicable Federal Rate" means the applicable Federal rate within the meaning of Section 7872 of the Code.

     "Board" has the meaning accorded such term in the Recitals.

     "Code" means the Internal Revenue Code of 1986, as amended, and references to sections of the Code include any successor provision.

     "Company" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Company Group" has the meaning accorded such term in Section 3.

     "Competitor" means each of the entities set forth on Schedule A hereto.

     "Continuation Benefits" has the meaning accorded such term in Section 2.

     "Covered Compensation" has the meaning accorded such term in Section 2.

     "Effective Date" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Exchange Act" means the Securities Exchange of 1934, as amended.

     "Executive" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "FON Common Stock" means Sprint's FON Common Stock, Series 1, $2.00 par value per share.

     "Indemnification  Agreement" means that certain  Indemnification  Agreement
dated  April  14,  1987  between  United  Telecommunications,   Inc.,  a  Kansas
corporation and a predecessor of the Company, and Executive.

     "Issues" has the meaning accorded such term in Section 3.

     "KMBP" means the Company's Key Management Benefit Plan.

     "Office Support" means the continued administrative services of Executive's current administrative assistant (or, if such administrative assistant is unavailable, another such individual having comparable skills and experience who is reasonably acceptable to Executive) and a monthly office allowance of $2,500.

     "Options" means all of the options previously granted to Executive to purchase shares of FON Common Stock and PCS Common Stock under any of Sprint's stock option plans or programs.

     "Payment Period" has the meaning accorded such term in Section 2.

     "PCS Common Stock" means the Sprint's PCS Common Stock, Series 1, $1.00 par value per share.

     "Person" means an individual, corporation, partnership, association, trust or any other entity or organization.

     "Proceeding" has the meaning accorded such term in Section 4.

     "Prior Agreement" has the meaning accorded such term in the Recitals.

     "Proprietary Information" means trade secrets (such as customer information, technical and non- technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of the Company or the Company's affiliates, including but not limited to: computer programs, unpatented or unpatentable inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development results and plans; business and strategic plans; sales forecasts and plans; personnel information, including the identity of other employees of the Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions which information: (i) has not been made known generally to the public and is useful or
                                        11
of value to the current or anticipated business, or research or development activities of the Company or of any customer or supplier of the Company, or (ii) has been identified to Executive as confidential by the Company, either orally or in writing.

     "Restricted Activities" means, during the Restricted Period, Executive's becoming associated with a Competitor, whether paid or unpaid and whether as a consultant, employee, or otherwise.

     "Restricted Period" means the eighteen month period beginning on the Effective Date. If Executive breaches or violates any of the covenants or provisions of this Agreement, the running of the Restricted Period shall be tolled during the period the breach or violation continues.

     "Retirement Plan" means the Sprint Supplemental Executive Retirement Plan.

     "Restrictive Covenants" has the meaning accorded such term in Section 7.

     "Separation Benefits" has the meaning accorded such term in Section 2.

     "Short-Term Incentive Plan" means the Company's Management Incentive Plan.

     "SPRINT" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "SUMC" has the meaning accorded such term in the introductory paragraph of this Agreement.

     "Tax Liabilities" means any federal, state or local taxes, including income and withholding taxes and interest and penalties thereon, relating to any compensation paid or deemed paid by the Company or any of its Affiliates to Executive.

      9. ASSIGNABILITY, BINDING NATURE

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive), and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to any subsidiary of Sprint or pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, but only if the assignee or transferee becomes the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will take whatever action it legally can in order to cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only in connection with Executive's estate planning objectives or by will or operation of law.

      10. AMENDMENT

     This Agreement may be amended, modified, or canceled only by mutual agreement of the parties in writing.

      11. APPLICABLE LAW

     The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Kansas, without regard to the conflict of law provisions of any state.

      12. SEVERABILITY

     The various provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. If any provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced, in whole or in part, it shall not affect or impair the validity of any other provision or part of this Agreement, and the provision or part shall be deemed modified to the minimum extent required to permit enforcement. Upon such a determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court or arbitrator, as applicable, shall have the authority to so modify the provision or term. If such provision or term is not modified by the court or arbitrator, the parties must negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions of this Agreement are preserved to the greatest extent possible.

      13. WAIVER OF BREACH

     No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by the other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party to take any action by reason of such breach will not deprive the party of the right to take action at any time while the breach continues.

      14. NOTICES

     Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):


     If to the Company:   6200 Sprint Parkway
                          KSOPHF0410-4A203
                          Overland Park, KS  66251
                          Fax: 913-794-1436
                          Attn:  General Counsel

     Copies to:           Davis Polk & Wardwell
                          450 Lexington Avenue
                          New York, NY  10017
                          Fax:   212-450-4800
                          Attn:  Lewis B. Kaden

     If to Executive:     1025 West 54th Street
                          Kansas City,  MO 64112
                          Fax:  816-523-5581
                          Attn:  Ronald T. LeMay

     Copies to:           Vedder, Price, Kaufman & Kammholz
                          222 North LaSalle Street
                          Chicago, IL  60601
                          Fax:   312-609-5005
                          Attn:  Robert J. Stucker


     Each party, by written notice furnished to the other party, may modify the applicable delivery address, but any notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail, but in no event will any such communications be deemed to be given later than the date they are actually received.

      15. ENTIRE AGREEMENT

     Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter specifically addressed herein and, except for the terms and provisions of any other employee benefit or other compensation plans (or any agreements or awards thereunder) referred to herein or contemplated hereby, this Agreement supersedes all prior and contemporaneous oral agreements, if any, between the parties relating to the subject matter specifically addressed herein including, without limitation, the Prior Agreement among the Company and Executive, but excluding the Retirement Plan except to the extent specifically provided in Sections 2(d) and (h) and the Letter Agreement, dated as of the Effective Date.

     The Indemnification Agreement shall survive the termination of Executive's employment and the termination of the Prior Agreement hereunder.

      16. HEADINGS

     The headings in this Agreement are for convenience of reference only and will not affect the construction of any of its provisions.

      17. COUNTERPARTS

     This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

               [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the date first set forth above.


                                      SPRINT CORPORATION
/s/ Ronald T. LeMay
    Ronald T. LeMay
                                      By:  /s/ Gary D. Forsee
                                           Name:  Gary D. Forsee
                                           Title:  Chief Executive Officer


                                      SPRINT/UNITED MANAGEMENT COMPANY


                                      By:  /s/ Claudia S. Toussiant
                                           Name:  Claudia S. Toussaint
                                           Title:  Vice President - Law

                                                                      Schedule A

Alltel Corporation
AOL Time Warner Inc.
AT&T Corp.
AT&T Wireless Services
BellSouth Corporation
Broadwing Inc.
BT Group plc
Cable and Wireless plc
CenturyTel, Inc.
Cingular Wireless LLC
Citizens Communications
Comcast Corporation
Cox Communications, Inc.
Deustche Telekom AG
Everest Connections
Corporation
France Telecom
McLeodUSA Incorporated
Level 3 Communications, Inc.
Nextel Communications, Inc.
Qwest Communications Int.
Rogers Communications
SBC Communications Inc.
T-Mobile USA, Inc.
U.S. Cellular
Verizon Communications Inc.
Vodafone Group plc
WorldCom Inc.
XO Communications, Inc.